Exhibit 99.1

newsrelease

Santa Barbara Office
3820 State Street
Santa Barbara, CA 93105
tel: 805.563.7000
fax: 805.563.7070
www.tenethealth.com

Contacts:
Media: Steven Campanini (805) 563-6838
	Investors:	Thomas Rice (805) 563-7188

TENET COOPERATING WITH NEW U.S. REQUEST FOR DOCUMENTS

Aug. 6, 2004 – Tenet Healthcare Corporation (NYSE: THC) said today that it is cooperating with a voluntary request for documents it has received from the U.S. attorney’s office in St. Louis, Mo.  The voluntary request seeks information about physician relocation agreements entered into by current Tenet hospitals in the St. Louis area and a hospital formerly owned by Tenet in Kennett, Mo.

The company said the latest request for documents is consistent with previously disclosed government reviews of Tenet’s physician relocation agreements in other states. Tenet reiterated its earlier comments that the company is continuing to work cooperatively with regulatory and enforcement agencies to provide them with documents and information on a voluntary basis, and it continues to be engaged in discussions with federal agencies regarding a resolution of physician relocation and other issues.

 “We are sensitive to the concerns that regulatory agencies have with physician relocation arrangements, and Tenet’s policies reflect the most recent guidance issued on this subject in March of this year by the U.S. Department of Health and Human Services,” said E. Peter Urbanowicz, Tenet’s general counsel.

The latest request for information seeks documents regarding physician relocation agreements at

Saint Louis University Hospital, Forest Park Hospital, Des Peres Hospital and Saint Alexius Hospital, Jefferson Campus (formerly SouthPointe Hospital), all in St. Louis; and Twin Rivers Regional Medical Center, in Kennett, Mo., which Tenet sold in November 2003.

The request also seeks additional information regarding certain admissions and medical procedures at Twin Rivers.  In its most recent quarterly report to the Securities and Exchange Commission, Tenet disclosed that it had been notified that subpoenas had been issued to Twin Rivers’ current owner seeking documents pertaining to certain cardiac care patients at that hospital for the period 2000-2003.  Tenet retained certain liabilities when it sold the hospital last year.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2003, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.